Exhibit 10.1

December 7, 2017

Mr. Gale Klappa
[ADDRESS]
[ADDRESS]

Dear Gale:

This letter will confirm compensation and benefits to be provided to you for services as Chief Executive Officer of WEC Energy.

2017 Compensation
You will be paid $2,000,000, less applicable taxes, for work performed as CEO in 2017.

2018 Compensation

You will receive $1,425,000 base pay in 2018. In addition to your base pay, you will receive annual incentive compensation with a target value of 120 percent of base pay. You will participate in the Short-Term Performance Plan (STPP), which has pre-established performance measures determined by the Compensation Committee. Should the STPP prorate your award for 2018 to reflect partial year employment, you will receive a make-whole amount to ensure you receive annual incentive compensation as if the STPP had applied for the full calendar year. This make-whole amount will be paid at the same time that the STPP award is paid.

You also will participate in the long-term incentive plan with a target compensation level of 342 percent of base pay. The award, which will be granted in January, will be comprised of 80 percent restricted stock vesting one year from the date of grant and 20 percent stock options vesting in accordance with the standard terms and conditions.

Additional Benefits
You will be eligible to participate in all other benefits available to other senior executives of the company. All benefits described above which are further defined in plan documents are subject to all of the terms in those documents which supersede any other description. Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures. Finally, your employment would be considered at-will; that is, you could be discharged for any reason or no reason at all, at any time and without notice, and likewise, you may resign at any time and without notice.

Gale, I appreciate your availability and willingness to provide company leadership in these very unusual circumstances. Your proven track record of performance will help ensure continued success for WEC Energy Group.

Sincerely,

/s/ John F. Bergstrom

John F. Bergstrom
Chair, WEC Energy Group Compensation Committee

__________________

I have reviewed and accept this offer of employment.

Signature: /s/ Gale E. Klappa             Date: December 7. 2017

EXECUTIVE STOCK OWNERSHIP

Officers should attain prescribed levels within five years.

Base Salary	Stock Ownership Target (Multiple of Base Salary)
CEO	6.0
≥$500,000	4.0
$400,000 - $499,000	3.5
$300,000 – $399,000	3.0
$200,000 - $299,000	2.5
$150,000 - $199,000	2.0
≤ $150,000	1.5

Types of holdings that contribute towards stock ownership guidelines:

Restricted stock - counts during the restricted period
WEC shares held in the deferred compensation plan (EDCP Plan)
401(k) Plan WEC shares/ESOP
Performance units at target - count during the performance period
Stock Plus shares
Shares owned by the individual
Shares held jointly with an immediate family member
Shares held in a trust

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